Exhibit 11



                                                Oxford Resources Corp.
                                                     and Subsidiaries
                                          Statement of Computation of
                                                 Net Income Per Share


                                                          Nine Months Ended
                                                              March 31,
                                                            1996          1995
- - -------------------------------------------------------------------------------

(In thousands except per share data)

Net income                                                 $13,549       $9,286
                                                     --------------  ----------
Weighted average common shares
    outstanding                                             14,195       13,268
Common stock equivalents                                       231            9

Weighted average number of common                    --------------  ----------
    and common equivalent shares outstanding                14,426       13,277
                                                     ==============  ==========

Primary earnings per share                                   $0.94        $0.70
                                                     ==============  ==========








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